Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACT:	Anthony Sanzio (Media) (856) 968-4390 Leonard F. Griehs (Analysts) (856) 342-6428
CAMPBELL REPORTS THIRD QUARTER RESULTS:
EARNINGS PER SHARE FROM CONTINUING OPERATIONS OF $.55,
INCLUDING $.10 FROM ITEMS IMPACTING COMPARABILITY;
EPS FROM CONTINUING OPERATIONS UP 22 PERCENT,
EXCLUDING ITEMS IMPACTING COMPARABILITY;
NET SALES INCREASE 8 PERCENT;
U.S. SOUP SALES RISE 10 PERCENT;
COMPANY RAISES FULL YEAR FORECAST FOR EPS GROWTH
     CAMDEN, NJ, May 21, 2007—Campbell Soup Company (NYSE: CPB) today reported earnings from continuing operations increased to $217 million in the third quarter ended April 29, 2007 from $146 million in the prior year. Earnings per share from continuing operations for the quarter were $.55, compared with $.35 in the year-ago period.
     The current quarter’s earnings from continuing operations included two items that impacted comparability. The prior period’s earnings per share also required an adjustment for comparability. These items are summarized below:

	Third Quarter
	2007		2006
(millions, except per share amounts)	Earnings	EPS	Earnings	EPS
Earnings from continuing operations	$217	$0.55	$146	$0.35

Adjustment for the reversal of legal reserves due to favorable results in litigation	$(13)	$(0.03)	$—	$—

Benefit from the settlement of a bilateral advanced pricing agreement (APA) between the U.S. and Canada related to royalties	(25)	(0.06)	—	—

Pro forma use of $620 million of U.K./Ireland sale proceeds to repurchase 17 million shares	—	—	—	0.02

Adjusted earnings from continuing operations	$179	$0.45 *	$146	$0.37

*	Does not add due to rounding.
     Excluding the above-referenced items, third quarter earnings from continuing operations were $179 million compared to $146 million, an increase of 23 percent, and earnings per share in the third quarter were $.45 compared to $.37, an increase of 22 percent.
     For the third quarter, net sales rose 8 percent to $1.9 billion, reflecting the following factors:
•	Volume and mix added 5 percent

•	Price and sales allowances added 2 percent

•	Promotional spending subtracted 1 percent

•	Currency added 2 percent

     For the first nine months of fiscal year 2007, earnings from continuing operations were $770 million versus $671 million a year earlier. Earnings per share were $1.93 compared to $1.62 reported in the year-ago period. The items impacting comparability are summarized below:

	Nine Months
	2007		2006
(millions, except per share amounts)	Earnings	EPS	Earnings	EPS
Earnings from continuing operations	$770	$1.93	$671	$1.62

Adjustment for the reversal of legal reserves due to favorable results in litigation	$(13)	$(0.03)	$—	$—

Benefit from the settlement of an APA between the U.S. and Canada	(25)	(0.06)	—	—

Gain on the sale of an idle Pepperidge Farm facility	(14)	(0.04)	—	—

Change in inventory accounting method from LIFO to average cost	—	—	(8)	(0.02)

Favorable resolution of a U.S. tax contingency related to transactions in government securities in prior periods	—	—	(60)	(0.14)

Tax expense on repatriation of earnings under the AJCA*	—	—	8	0.02

Pro forma use of $620 million of U.K./Ireland sale proceeds to repurchase 17 million shares	—	—	—	0.06

Adjusted earnings from continuing operations	$718	$1.80	$611	$1.54

*	American Jobs Creation Act

     After factoring in these items, earnings from continuing operations for the first nine months were $718 million compared to $611 million, an increase of 18 percent, and earnings per share were $1.80 compared to $1.54 a year ago, an increase of 17 percent.
     A detailed reconciliation of the adjusted fiscal 2007 and 2006 financial information to the reported information is attached to this release.
     For the first nine months of fiscal 2007, net sales were $6.3 billion, an increase of 7 percent compared with the year-ago period, reflecting the following factors:
•	Volume and mix added 3 percent

•	Price and sales allowances added 3 percent

•	Currency added 1 percent
     Douglas R. Conant, Campbell’s President and Chief Executive Officer, said, “Campbell continues to deliver outstanding performance this year, with good growth across our portfolio. Our U.S. soup business was robust in the quarter and has performed well year to date, with lower sodium soups continuing to exceed our expectations in terms of consumer trial, repeat, and incrementality. Our U.S. beverage business, led by ‘V8’ vegetable juice, delivered extraordinary results and has been the company’s best-performing business this year, and Pepperidge Farm also has continued its strong performance.”
     Conant continued, “We are especially pleased that we achieved these results during Campbell’s successful completion of the first phase of our SAP installation in the U.S., with several customers characterizing the implementation to date as seamless.”
     Conant concluded, “Given our strong performance in the quarter, we are increasing our forecasted fiscal 2007 adjusted EPS growth from continuing operations to a range of 12 to 14 percent, from the adjusted pro forma fiscal 2006 base of $1.73.”
Other Third Quarter Highlights
•	Gross margin increased to 41.4 percent from 40.9 percent in the prior year with higher selling prices and productivity gains more than offsetting cost inflation.

•	Marketing and selling expenses were $336 million, an increase of 18 percent, primarily due to increased advertising in the U.S.

•	The tax rate was 14.6 percent compared to 29.8 percent a year ago. Excluding the impact of the APA settlement and the reversal of legal reserves, the rate would have been 22.2 percent. This adjusted quarterly tax rate reflects the reversal of income tax reserves which have been recognized in connection with the resolution of 2000 to 2004 U.S. federal income tax audits.
Other First Nine Months of Fiscal 2007 Highlights
•	Gross margin increased to 42.4 percent from 41.8 percent, due to higher selling prices and productivity gains, which more than offset cost inflation. The prior year’s percentage includes a $13 million benefit, or 0.2 percentage points, from a change in the method of accounting for inventory.

•	Marketing and selling expenses were $1.013 billion, an increase of $54 million, primarily due to increased advertising, higher selling expenses driven mainly by Godiva, and currency.

•	The company repurchased 26 million shares for $974 million under three programs: the program utilizing proceeds from the divestiture of the U.K. and Ireland businesses; the three-year strategic share repurchase program of $600 million announced in November 2005; and the program to offset the impact of dilution from shares issued under stock compensation plans.
Summary of Fiscal 2007 Third Quarter and Nine Month Results by Segment
U.S. Soup, Sauces and Beverages
     Sales for U.S. Soup, Sauces and Beverages were $807 million in the quarter, a 13 percent increase compared with a year ago. The change in sales reflects the following factors:
•	Volume and mix added 11 percent

•	Price and sales allowances added 2 percent
     Operating earnings were $182 million compared to $171 million in the year-ago period. The increase in operating earnings was due to higher volumes, partially offset by increased advertising expenses.
     U.S. soup sales for the quarter increased 10 percent compared with a year ago. Further details of sales results for the quarter include the following:
•	Sales of all U.S. soups benefited from significant increases in advertising and more effective advertising campaigns.

•	Across the soup portfolio, “Campbell’s” lower sodium soups had a positive impact on sales. Trial, repeat, and incrementality continued to exceed expectations.

•	Sales of “Campbell’s” condensed soups were up 4 percent, with solid gains in both eating and cooking varieties. The continued focus on casserole-based advertising drove sales of cooking soups. Condensed soups continued to benefit from the innovative gravity-feed shelving systems installed at approximately 16,000 retail locations.

•	Sales of “Campbell’s” ready-to-serve soups were up 17 percent, on gains in both “Campbell’s Select” and “Campbell’s Chunky” soups. Increased promotional activity and advertising spending fueled double-digit gains of “Campbell’s Chunky” soups.

•	“Swanson” broth sales were up 17 percent, due to higher levels of advertising and strong ongoing consumer demand for aseptically-packaged broth.

•	Sales of “Campbell’s” convenience soup platform, which includes soups in microwaveable bowls and cups, posted solid gains.
     Highlights of this segment’s other businesses include:
•	Beverage sales increased significantly, driven by gains of “V8” vegetable juice and “V8 V-Fusion” juice, as well as gains in “V8 Splash” juice drinks. The debut of the “Bop” advertising campaign, a fresh take on the classic “I Could Have Had a V8” campaign, helped drive strong results for “V8.”

•	Sales of “Prego” pasta sauces grew due to increased promotional activity, while sales of “Pace” Mexican sauces declined.
     For the first nine months of fiscal 2007, U.S. Soup, Sauces, and Beverages sales increased 7 percent to $2.887 billion, with gains in beverages, sauces, and across all soup formats—condensed, ready-to-serve, and broth.
     A breakdown of the change in sales follows:
•	Volume and mix added 4 percent

•	Price and sales allowances added 3 percent

     For the nine months, soup sales increased 6 percent.
•	Sales of condensed soup increased 4 percent

•	Ready-to-serve soup sales increased 7 percent

•	Broth sales increased 12 percent
     Operating earnings were $778 million compared to $701 million in the year-ago period. Earnings for the first nine months of fiscal 2006 included an $8 million benefit from a change in the method of accounting for inventory. The increase in operating earnings was driven by higher selling prices, increased volume, and productivity gains, which were partially offset by cost inflation.
Baking and Snacking
     Sales for Baking and Snacking were $441 million in the quarter, up 5 percent compared with a year ago. A breakdown of the change in sales follows:
•	Volume and mix added 1 percent

•	Price and sales allowances added 2 percent

•	Promotional spending subtracted 1 percent

•	Currency added 3 percent
     Operating earnings were $46 million compared with $35 million in the year-ago quarter. The increase in operating earnings was driven by double-digit gains at Pepperidge Farm and gains at Arnott’s.
     Further details of sales results include the following:
•	Sales of “Pepperidge Farm” cookies and crackers increased, driven by another quarter of double-digit growth of “Goldfish” crackers. “Goldfish” crackers continued to benefit from strong sales of 100-calorie packs and expanded distribution of single-serve packages, along with higher levels of advertising. Gains in “Goldfish” crackers were partially offset by declines in cookies.
•	Pepperidge Farm bakery sales grew in the quarter mainly driven by ongoing consumer demand for whole grain breads, as well as the continued growth of sandwich rolls.

•	Arnott’s sales increased due to currency. Excluding currency, sales decreased as Arnott’s faced a challenging competitive environment.
     For the first nine months of fiscal 2007, sales increased 5 percent to $1.379 billion. Operating earnings increased to $191 million compared to $125 million in the year-ago period. Earnings for the first nine months of fiscal 2006 included a $5 million benefit from a change in the method of accounting for inventory, while earnings for the first nine months of fiscal 2007 included a $23 million gain from the sale of an idle Pepperidge Farm facility. Operating earnings results were driven by double-digit gains at Pepperidge Farm and gains at Arnott’s.
International Soup and Sauces
     Sales for International Soup and Sauces were $340 million in the quarter, up 6 percent compared with a year ago.
     A breakdown of the change in sales follows:
•	Volume and mix added 1 percent

•	Price and sales allowances added 2 percent

•	Promotional spending subtracted 2 percent

•	Currency added 5 percent

     Operating earnings were $43 million, flat with the year-ago period. Operating earnings performance was driven by currency, offset by declines in the Canadian business.
     Sales increased in Europe due to currency, gains from the launch of new flavor varieties of wet soup in France, and increased condiment sales.
     For the first nine months of fiscal 2007, sales increased 10 percent to $1.090 billion. Operating earnings were $150 million compared to $139 million in the prior-year period. Operating earnings increased due to currency and gains in Canada and Mexico, partially offset by higher expenses to establish Campbell’s businesses in Russia and China, and lower earnings in Europe due to increased spending to support new products.
Other
     The balance of the portfolio includes the Godiva Chocolatier business worldwide and the Away From Home business in the U.S. and Canada.
     Sales were $280 million in the quarter, up 3 percent compared with the same period a year ago.
     A breakdown of the change in sales follows:
•	Volume and mix added 2 percent

•	Price and sales allowances added 2 percent

•	Increased promotional spending subtracted 1 percent
     Operating earnings were $23 million compared to $27 million in the same period a year ago. Operating earnings performance was driven by declines at Godiva due to increased marketing expenses to support new products in Asia and North America.
     Further details include the following:

•	Godiva Chocolatier sales increased, driven mainly by double-digit gains in Asia. North American sales rose slightly, with internet sales increasing double digits and same-store sales up slightly. A winter storm in the Northeast adversely impacted sales on Valentine’s Day, which is typically Godiva’s single biggest sales day of the year.

•	Away From Home sales grew modestly, driven by growth of frozen and canned soups, as well as beverages.
     For the first nine months of fiscal 2007, sales increased 4 percent to $917 million. Operating earnings were $119 million compared to $122 million in the prior-year period. Operating earnings were driven by lower earnings at Godiva due to increased marketing expenses to support new products.
Non-GAAP Financial Information
     A reconciliation of the adjusted fiscal 2007 and 2006 financial information to the reported information is attached to this release and can also be found on the company’s website at www.campbellsoupcompany.com in the “Investor Center” section.
Conference Call
     The company will host a conference call to discuss these results on May 21, 2007 at 10:00 a.m. Eastern Time. U.S. participants may access the call at 1-866-206-5917 and non-U.S. participants at 1-703-639-1106. Participants should call at least five minutes prior to the starting time. The passcode is “Campbell Soup” and the conference leader is Len Griehs. The call will also be broadcast live over the Internet at

www.campbellsoupcompany.com and can be accessed by clicking on the “Webcast” banner. A recording of the call will be available approximately two hours after it is completed through midnight May 25, 2007 at 1-888-266-2081 or 1-703-925-2533. The access code is 452106.
Forward-Looking Statements
     This release contains “forward-looking statements” which reflect the company’s current expectations about its future plans and performance, including statements concerning the impact of marketing investments and strategies, pricing, share repurchase, new product introductions and innovation, cost-saving initiatives, quality improvements, and portfolio strategies, including divestitures, on sales, earnings, and margins. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the company. Please refer to the company’s most recent Form 10-K and subsequent filings for a further discussion of these risks and uncertainties. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.
Reporting Segments
     Campbell Soup Company earnings results are reported for the following segments:
     U.S. Soup, Sauces and Beverages includes the following retail businesses: “Campbell’s” brand condensed and ready-to-serve soups, “Swanson” broth and canned poultry businesses, “Prego” pasta sauce, “Pace” Mexican sauce, “Campbell’s Chunky”

chili, “Campbell’s” canned pasta, gravies and beans, “Campbell’s Supper Bakes” meal kits, “V8” vegetable juices, “V8 Splash” juice beverages, and “Campbell’s” tomato juice.
     Baking and Snacking includes the following businesses: “Pepperidge Farm” cookies, crackers, breads and frozen products in U.S. retail, “Arnott’s” biscuits in Australia and Asia Pacific, and “Arnott’s” salty snacks in Australia.
     International Soup and Sauces includes the soup, sauce and beverage businesses outside of the United States, including Canada, Europe, Mexico, Latin America, and the Asia Pacific region.
     Other includes the Godiva Chocolatier business worldwide and the Away From Home business in the U.S. and Canada.
About Campbell Soup Company
Campbell Soup Company is a global manufacturer and marketer of high quality foods and simple meals, including soup, baked snacks, vegetable-based beverages, and premium chocolate products, with annual revenues in excess of $7.3 billion. Founded in 1869, the company has a portfolio of market-leading brands, including “Campbell’s,” “Pepperidge Farm,” “Arnott’s,” “V8,” and “Godiva.” For more information on the company, visit Campbell’s website at www.campbellsoupcompany.com.
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CAMPBELL SOUP COMPANY CONSOLIDATED
STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	THREE MONTHS ENDED
	April 29,	April 30,
	2007	2006
Net sales	$1,868	$1,728

Costs and expenses
Cost of products sold	1,094	1,021
Marketing and selling expenses	336	284
Administrative expenses	135	147
Research and development expenses	26	26
Other expenses / (income)	(4)	2

Total costs and expenses	1,587	1,480

Earnings before interest and taxes	281	248
Interest, net	27	40

Earnings before taxes	254	208

Taxes on earnings	37	62

Earnings from continuing operations	217	146
Earnings from discontinued operations	—	20

Net earnings	$217	$166

Per share — basic
Earnings from continuing operations	$.57	$.36
Earnings from discontinued operations	—	.05

Net earnings	$.57	$.41

Dividends	$.20	$.18

Weighted average shares outstanding — basic	384	406

Per share — assuming dilution
Earnings from continuing operations	$.55	$.35
Earnings from discontinued operations	—	.05

Net earnings	$.55	$.40

Weighted average shares outstanding - assuming dilution	395	413

In the third quarter of fiscal 2007, the company recorded a pre-tax non-cash benefit of $20 ($13 after tax or $.03 per share) from the reversal of legal reserves due to favorable results in litigation. The benefit is included in Administrative expenses.
In the third quarter of fiscal 2007, the company recorded a tax benefit of $22 resulting from the favorable settlement of a bilateral advance pricing agreement between the United States and Canada related to royalties. In connection with the settlement, the company reduced net interest expense by $4 ($3 after tax). The aggregate impact on earnings from continuing operations was $25, or $.06 per share.
Certain reclassifications were made to prior year financial statements.

CAMPBELL SOUP COMPANY CONSOLIDATED
STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	NINE MONTHS ENDED
	April 29,	April 30,
	2007	2006
Net sales	$6,273	$5,889

Costs and expenses
Cost of products sold	3,616	3,428
Marketing and selling expenses	1,013	959
Administrative expenses	425	415
Research and development expenses	77	74
Other expenses / (income)	(22)	1

Total costs and expenses	5,109	4,877

Earnings before interest and taxes	1,164	1,012
Interest, net	107	109

Earnings before taxes	1,057	903

Taxes on earnings	287	232

Earnings from continuing operations	770	671
Earnings from discontinued operations	23	51

Net earnings	$793	$722

Per share — basic
Earnings from continuing operations	$1.99	$1.64
Earnings from discontinued operations	.06	.13

Net earnings	$2.05	$1.77

Dividends	$.60	$.54

Weighted average shares outstanding — basic	387	408

Per share — assuming dilution
Earnings from continuing operations	$1.93	$1.62
Earnings from discontinued operations	.06	.12

Net earnings	$1.99	$1.74

Weighted average shares outstanding - assuming dilution	398	414

In the third quarter of fiscal 2007, the company recorded a pre-tax non-cash benefit of $20 ($13 after tax or $.03 per share) from the reversal of legal reserves due to favorable results in litigation. The benefit is included in Administrative expenses.
In the third quarter of fiscal 2007, the company recorded a tax benefit of $22 resulting from the favorable settlement of a bilateral advance pricing agreement between the United States and Canada related to royalties. In connection with the settlement, the company reduced net interest expense by $4 ($3 after tax). The aggregate impact on earnings from continuing operations was $25, or $.06 per share.
In the second quarter of fiscal 2007, the company recognized a pre-tax gain of $23 ($14 after tax or $.04 per share) from the sale of an idle manufacturing facility. The gain is included in Other expenses / (income).
In the first quarter of fiscal 2006, the company changed the method of accounting for certain U.S. inventories from the LIFO method to the average cost method. The impact of the change was reflected as a one-time non-cash pre-tax benefit of $13 ($8 after tax or $.02 per share).
In the first quarter of fiscal 2006, the company recorded a non-cash tax benefit of $47 resulting from the favorable resolution of a U.S. tax contingency related to a prior period. In addition, the company reduced interest expense and accrued interest payable by $21 and adjusted deferred tax expense by $8 ($13 after tax). The aggregate non-cash impact of the settlement on earnings from continuing operations was $60, or $.14 per share.
In the first quarter of fiscal 2006, incremental tax expense of $8 (or $.02 per share) was recorded related to earnings repatriated from non-U.S. subsidiaries under the provision of the American Jobs Creation Act.
Certain reclassifications were made to prior year financial statements.

CAMPBELL SOUP COMPANY CONSOLIDATED
SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	THREE MONTHS ENDED
	April 29,	April 30,	Percent
	2007	2006	Change
Sales
Contributions:
U.S. Soup, Sauces and Beverages	$807	$713	13%
Baking and Snacking	441	422	5%
International Soup and Sauces	340	322	6%
Other	280	271	3%

Total sales	$1,868	$1,728	8%

Earnings
Contributions:
U.S. Soup, Sauces and Beverages	$182	$171	6%
Baking and Snacking	46	35	31%
International Soup and Sauces	43	43	0%
Other	23	27	-15%

Total operating earnings	294	276	7%
Unallocated corporate expenses	(13)	(28)

Earnings before interest and taxes	281	248	13%
Interest, net	(27)	(40)
Taxes on earnings	(37)	(62)

Earnings from continuing operations	217	146	49%
Earnings from discontinued operations	—	20

Net earnings	$217	$166	31%

Per share — assuming dilution
Earnings from continuing operations	$.55	$.35	57%
Earnings from discontinued operations	—	.05

Net earnings	$.55	$.40

In the third quarter of fiscal 2007, the company recorded a pre-tax non-cash benefit of $20 ($13 after tax or $.03 per share) from the reversal of legal reserves due to favorable results in litigation. The benefit is included in Unallocated corporate expenses.
In the third quarter of fiscal 2007, the company recorded a tax benefit of $22 resulting from the favorable settlement of a bilateral advance pricing agreement between the United States and Canada related to royalties. In connection with the settlement, the company reduced net interest expense by $4 ($3 after tax). The aggregate impact on earnings from continuing operations was $25, or $.06 per share.

CAMPBELL SOUP COMPANY CONSOLIDATED
SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	NINE MONTHS ENDED
	April 29,	April 30,	Percent
	2007	2006	Change
Sales
Contributions:
U.S. Soup, Sauces and Beverages	$2,887	$2,701	7%
Baking and Snacking	1,379	1,309	5%
International Soup and Sauces	1,090	995	10%
Other	917	884	4%

Total sales	$6,273	$5,889	7%

Earnings
Contributions:
U.S. Soup, Sauces and Beverages	$778	$701	11%
Baking and Snacking	191	125	53%
International Soup and Sauces	150	139	8%
Other	119	122	-2%

Total operating earnings	1,238	1,087	14%
Unallocated corporate expenses	(74)	(75)

Earnings before interest and taxes	1,164	1,012	15%
Interest, net	(107)	(109)
Taxes on earnings	(287)	(232)

Earnings from continuing operations	770	671	15%
Earnings from discontinued operations	23	51

Net earnings	$793	$722	10%

Per share — assuming dilution
Earnings from continuing operations	$1.93	$1.62	19%
Earnings from discontinued operations	.06	.12

Net earnings	$1.99	$1.74

In the third quarter of fiscal 2007, the company recorded a pre-tax non-cash benefit of $20 ($13 after tax or $.03 per share) from the reversal of legal reserves due to favorable results in litigation. The benefit is included in Unallocated corporate expenses.
In the third quarter of fiscal 2007, the company recorded a tax benefit of $22 resulting from the favorable settlement of a bilateral advance pricing agreement between the United States and Canada related to royalties. In connection with the settlement, the company reduced net interest expense by $4 ($3 after tax). The aggregate impact on earnings from continuing operations was $25, or $.06 per share.
In the second quarter of fiscal 2007, the company recognized a pre-tax gain of $23 ($14 after tax or $.04 per share) from the sale of an idle manufacturing facility in the Baking and Snacking segment.
In the first quarter of fiscal 2006, the company changed the method of accounting for certain U.S. inventories from the LIFO method to the average cost method. The impact of the change was reflected as a one-time non-cash pre-tax benefit of $13 ($8 after tax or $.02 per share). The pre-tax benefit is reflected as follows: U.S. Soup, Sauces and Beverages — $8 and Baking and Snacking — $5.
In the first quarter of fiscal 2006, the company recorded a non-cash tax benefit of $47 resulting from the favorable resolution of a U.S. tax contingency related to a prior period. In addition, the company reduced interest expense and accrued interest payable by $21 and adjusted deferred tax expense by $8 ($13 after tax). The aggregate non-cash impact of the settlement on earnings from continuing operations was $60, or $.14 per share.
In the first quarter of fiscal 2006, incremental tax expense of $8 (or $.02 per share) was recorded related to earnings repatriated from non-U.S. subsidiaries under the provision of the American Jobs Creation Act.

CAMPBELL SOUP COMPANY CONSOLIDATED
BALANCE SHEETS (unaudited)
(millions)

	April 29,	April 30,
	2007	2006
Current assets	$1,694	$1,922
Plant assets, net	1,978	1,944
Intangible assets, net	2,466	3,085
Other assets	616	301

Total assets	$6,754	$7,252

Current liabilities	$1,964	$2,626
Long-term debt	2,123	1,904
Nonpension postretirement benefits	273	276
Other liabilities	777	666
Shareowners’ equity	1,617	1,780

Total liabilities and shareowners’ equity	$6,754	$7,252

Total debt	$2,616	$2,947

Cash and cash equivalents	$274	$530

Net debt	$2,342	$2,417

Reconciliation of GAAP and Non-GAAP Financial Measures
Third Quarter Ended April 29, 2007
Campbell Soup Company uses certain non-GAAP financial measures as defined by the Securities and Exchange Commission in certain communications. These non-GAAP financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures.
Net Debt
The company believes that net debt is a non-GAAP measure that provides additional meaningful comparisons between current results and prior period results and a useful perspective on the financial condition of the business. Interest income earned on cash and cash equivalents partially offsets interest expense on debt. Cash and cash equivalents are available to repay outstanding debt upon maturity.
The table below summarizes information on total debt and cash and cash equivalents:

(millions)	April 29, 2007	April 30, 2006
Current notes payable	$493	$1,043
Long-term debt	2,123	1,904

Total debt	$2,616	$2,947

Less: Cash and cash equivalents	(274)	(530)

Net debt	$2,342	$2,417

Items Impacting Earnings From Continuing Operations
The company believes that financial information excluding a change in accounting method and other transactions not considered to be part of the ongoing business improves the comparability of year-to-year results. Consequently, the company believes that investors may be able to better understand its earnings results if these transactions are excluded from the results.
The following change in accounting method, certain tax matters and other transactions impacted earnings from continuing operations:
(1)	In the third quarter of fiscal 2007, the company recorded a pre-tax non-cash benefit of $20 million ($13 million after tax or $.03 per share) from the reversal of legal reserves due to favorable results in litigation.

(2)	In the third quarter of fiscal 2007, the company recorded a tax benefit of $22 million resulting from the settlement of a bilateral advance pricing agreement (“APA”) between the United States and Canada related to royalties. In addition, the company reduced net interest expense by $4 million ($3 million after tax). The aggregate impact on earnings from continuing operations was $25 million, or $.06 per share.

(3)	In the second quarter of fiscal 2007, the company recorded a pre-tax gain of $23 million ($14 million after tax or $.04 per share) associated with the sale of an idle manufacturing facility.

(4)	In the first quarter of fiscal 2006, the company changed the method of determining the cost of certain U.S. inventories from the LIFO method to the average cost method. As a result, the company recorded a $13 million pre-tax ($8 million after tax or $.02 per share) benefit from the change in accounting method.

(5)	In the first quarter of fiscal 2006, the company recorded a non-cash tax benefit of $47 million resulting from the favorable resolution of a U.S. tax contingency related to a prior period. In addition, the company reduced interest expense and accrued interest payable by $21 million and adjusted deferred tax expense by $8 million ($13 million after tax). The aggregate non-cash impact of the settlement on earnings from continuing operations was $60 million, or $.14 per share.

(6)	In the first quarter of fiscal 2006, the company recorded incremental tax expense of $8 million ($.02 per share) associated with the repatriation of earnings under the American Jobs Creation Act (“AJCA”).
The tables below reconcile financial information, presented in accordance with GAAP, to financial information excluding the impact of a change in accounting method, certain tax matters and other transactions:

		Third Quarter
(millions, except per share amounts)		Apr. 29, 2007	Apr. 30, 2006	% Change

Earnings before interest and taxes, as reported		$281	$248
Deduct:	Reversal of legal reserves (1)	(20)	—

Adjusted Earnings before interest and taxes		$261	$248	5%

Interest, net, as reported		$27	$40
Add: Reduction in interest expense related to the settlement the APA (2)		4	—

Adjusted Interest, net		$31	$40

Adjusted Earnings before taxes		$230	$208	11%

Taxes on earnings, as reported		$37	$62
Deduct:	Tax impact of reversal of legal reserves (1)	(7)	—
Deduct:	Tax impact of reduction of interest expense related to settlement of the APA (2)	(1)	—
Add: Tax benefit from settlement of the APA (2)		22	—

Adjusted Taxes on earnings		$51	$62

Adjusted effective income tax rate		22.2%	29.8%

Earnings from continuing operations, as reported		$217	$146
Deduct:	Net adjustment related to reversal of legal reserves (1)	(13)	—
Deduct:	Net benefit from settlement of the APA (2)	(25)	—

Adjusted Earnings from continuing operations		$179	$146	23%

Diluted earnings per share — continuing operations, as reported		$0.55	$0.35
Deduct:	Net adjustment related to reversal of legal reserves (1)	(0.03)	—
Deduct:	Net benefit from settlement of the APA (2)	(0.06)	—

Adjusted Diluted earnings per share — continuing operations*		$0.45	$0.35	29%

*	The sum of the individual per share amounts does not equal due to rounding.

		Year-to-Date
(millions, except per share amounts)		Apr. 29, 2007	Apr. 30, 2006	% Change

Earnings before interest and taxes, as reported		$1,164	$1,012
Deduct:	Reversal of legal reserves (1)	(20)	—
Deduct:	Gain on sale of an idle manufacturing facility (3)	(23)	—
Deduct:	Impact of change in inventory accounting method (4)	—	(13)

Adjusted Earnings before interest and taxes		$1,121	$999	12%

Interest, net, as reported		$107	$109
Add: Reduction in interest expense related to the settlement of the APA (2)		4	—
Add: Reduction in interest expense related to the favorable resolution of tax contingency (5)		—	21

Adjusted Interest, net		$111	$130

Adjusted Earnings before taxes		$1,010	$869	16%

Taxes on earnings, as reported		$287	$232
Deduct:	Tax impact of reversal of legal reserves (1)	(7)	—
Deduct:	Tax impact of reduction of interest expense related to settlement of the APA (2)	(1)	—
Add: Tax benefit from settlement of the APA (2)		22	—
Deduct:	Tax impact of gain on sale of an idle manufacturing facility (3)	(9)	—
Deduct:	Tax impact of change in inventory accounting method (4)	—	(5)
Add: Adjustment to tax expense related to the favorable resolution of tax contingency (5)		—	39
Deduct:	Incremental tax expense associated with the repatriation of earnings under the AJCA (6)	—	(8)

Adjusted Taxes on earnings		$292	$258

Adjusted effective income tax rate		28.9%	29.7%

Earnings from continuing operations, as reported		$770	$671
Deduct:	Net adjustment related to reversal of legal reserves (1)	(13)	—
Deduct:	Net benefit from settlement of the APA (2)	(25)	—
Deduct:	Gain on sale of an idle manufacturing facility (3)	(14)	—
Deduct:	Impact of change in inventory accounting method (4)	—	(8)
Deduct:	Net adjustment to taxes and interest expense related to the favorable resolution of tax contingency (5)	—	(60)
Add: Incremental tax expense associated with the repatriation of earnings under the AJCA (6)		—	8

Adjusted Earnings from continuing operations		$718	$611	18%

Diluted earnings per share — continuing operations, as reported		$1.93	$1.62
Deduct:	Net adjustment related to reversal of legal reserves (1)	(0.03)	—
Deduct:	Net benefit from settlement of the APA (2)	(0.06)	—
Deduct:	Gain on sale of an idle manufacturing facility (3)	(0.04)	—
Deduct:	Impact of change in inventory accounting method (4)	—	(0.02)
Deduct:	Net adjustment to taxes and interest expense related to the favorable resolution of tax contingency (5)	—	(0.14)
Add: Incremental tax expense associated with the repatriation of earnings under the AJCA (6)		—	0.02

Adjusted Diluted earnings per share — continuing operations		$1.80	$1.48	22%

Pro Forma Impact of Use of Proceeds from Sale of Businesses
In August 2006, the company completed the sale of its businesses in the United Kingdom and Ireland for £460 million or approximately $870 million and announced that approximately $620 million of the net proceeds would be used to repurchase shares. To improve the comparability of results, the following table illustrates the pro forma impact had 17 million shares been repurchased and eliminated from shares outstanding in the prior year:

	Third Quarter
(millions, except per share amounts)	Apr. 29, 2007	Apr. 30, 2007	% Change

Adjusted Earnings from continuing operations	$179	$146	23%

Adjusted Diluted earnings per share — continuing operations	$0.45	$0.35	29%

Weighted average shares outstanding — assuming dilution, as reported	395	413
Deduct: Pro forma impact of shares repurchased	—	(17)

Pro forma weighted average shares outstanding — assuming dilution	395	396

Adjusted Pro forma Diluted earnings per share — continuing operations	$0.45	$0.37	22%

	Year-to-Date
(millions, except per share amounts)	Apr. 29, 2007	Apr. 30, 2006	% Change

Adjusted Earnings from continuing operations	$718	$611	18%

Adjusted Diluted earnings per share — continuing operations	$1.80	$1.48	22%

Weighted average shares outstanding — assuming dilution, as reported	398	414
Deduct: Pro forma impact of shares repurchased	—	(17)

Pro forma weighted average shares outstanding — assuming dilution	398	397

Adjusted Pro forma Diluted earnings per share — continuing operations	$1.80	$1.54	17%

Adjusted Pro Forma Fiscal 2006 Earnings Per Share From Continuing Operations
The following table illustrates the reconciliation of reported results to adjusted results excluding the impact of certain changes in accounting method and other transactions, and the pro forma impact of utilizing the net proceeds from the sale of the businesses in the United Kingdom and Ireland to repurchase shares. In addition to items that impacted Earnings from continuing operations in the nine-month period ended April 30, 2006, the following items impacted the full year ended July 30, 2006:
(7)	In the fourth quarter of fiscal 2006, the company recorded additional tax expense of $4 million associated with the repatriation of earnings under the AJCA. The total expense recognized for the full year was $13 million ($.03 per share).

(8)	In the fourth quarter of fiscal 2006, the company recorded a non-cash tax benefit of $14 million ($.03 per share) from the anticipated use of higher levels of foreign tax credits, which could be utilized as a result of the sale of the company’s United Kingdom and Ireland businesses.

		Year Ended
(millions)		July 30, 2006
Earnings from continuing operations, as reported		$755
Deduct:	Impact of change in inventory accounting method (4)	(8)
Deduct:	Net adjustment to taxes and interest expense related to the favorable resolution of tax contingency (5)	(60)
Add: Incremental tax expense associated with the repatriation of earnings under the AJCA (7)		13
Deduct:	Adjustment to tax expense related to the use of foreign tax credits (8)	(14)

Adjusted Earnings from continuing operations		$686

		Year Ended
		July 30, 2006
Diluted earnings per share — continuing operations, as reported		$1.82
Deduct:	Impact of change in inventory accounting method (4)	(0.02)
Deduct:	Net adjustment to taxes and interest expense related to the favorable resolution of tax contingency (5)	(0.14)
Add: Incremental tax expense associated with the repatriation of earnings under the AJCA (7)		0.03
Deduct:	Adjustment to tax expense related to the use of foreign tax credits (8)	(0.03)

Adjusted Diluted earnings per share — continuing operations		$1.66

		Year Ended
(millions, except per share amounts)		July 30, 2006
Adjusted Earnings from continuing operations		$686

Adjusted Diluted earnings per share — continuing operations		$1.66

Weighted average shares outstanding — assuming dilution, as reported		414
Deduct:	Pro forma impact of shares repurchased	(17)

Pro forma weighted average shares outstanding — assuming dilution		397

Adjusted Pro forma Diluted earnings per share — continuing operations		$1.73